Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS; INTRODUCES FULL YEAR 2023 OUTLOOK

Fourth Quarter Revenue Increased 20% Year-Over-Year; Full Year Revenue Increased 19% Year-Over-Year

MINNEAPOLIS, MN, February 21, 2023 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company providing therapies for people with chronic disorders, today reported financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Summary:

●	Total revenue increased 20% year-over-year to $73.9 million, compared to $61.7 million in fourth quarter 2021
●	Revenue from lymphedema products increased 14% year-over-year to $65.8 million
●	Revenue from airway clearance products increased 90% year-over-year to $8.1 million
●	Operating income of $7.9 million, compared to $3.8 million in fourth quarter 2021
●	Non-GAAP operating income of $9.5 million, compared to $6.4 million in fourth quarter 2021
●	Net income of $4.6 million, compared to net loss of $7.5 million in fourth quarter 2021
●	Non-GAAP net income of $5.9 million, compared to non-GAAP net loss of $5.5 million in fourth quarter 2021
●	Adjusted EBITDA of $12.1 million, compared to $9.5 million in fourth quarter 2021

Full Year 2022 Summary:

●	Total revenue increased 19% year-over-year to $246.8 million, compared to $208.1 million in 2021
●	Revenue from lymphedema products increased 5% year-over-year to $212.3 million, compared to $202.9 million in 2021
●	Revenue from airway clearance products, acquired on September 8, 2021, totaled $34.5 million in 2022, compared to $5.1 million in 2021
●	Operating loss of $12.8 million, compared to $1.8 million in 2021
●	Non-GAAP operating income of $6.2 million, compared to $5.3 million in 2021
●	Net loss of $17.9 million, compared to $11.8 million in 2021
●	Non-GAAP net loss of $3.6 million, compared to $6.5 million in 2021
●	Adjusted EBITDA of $18.3 million, compared to $17.7 million in 2021

Highlights Subsequent to Quarter End:

●	On January 5, 2023, the Company announced the appointment of Carmen Volkart to the Company’s Board of Directors
●	On February 20, 2023, Brent Moen, Chief Financial Officer, announced his intention to retire in 2023

“We are pleased with how we finished 2022, with total revenue growth in the fourth quarter of 20%, coupled with significant year-over-year improvements in fourth quarter profitability,” said Dan Reuvers, President and Chief Executive Officer of Tactile Medical. “Our revenue growth was driven by strong contributions from both our lymphedema and airway clearance products, as we continued to benefit from the improving productivity of our lymphedema salesforce, the introduction of our Flexitouch ComfortEase lower extremity garments and solid demand from our DME channel partners for our AffloVest airway clearance therapy.”

Mr. Reuvers continued, “Our 2023 guidance reflects our progress in 2022 and cautious optimism as we target a return to double-digit organic revenue growth on an annual basis, while continuing to enhance our profitability profile. In 2023, we are focused on improving productivity within our lymphedema salesforce, expanding our reach with our DME partners, developing and introducing additional new products and enhancing our operational efficiency. In doing so, we aim to extend our leadership in our end markets as we progress towards achieving our stated 2025 goals for long-term, profitable growth.”

Fourth Quarter 2022 Financial Results

Total revenue in the fourth quarter of 2022 increased $12.2 million, or 20%, to $73.9 million, compared to $61.7 million in the fourth quarter of 2021. The increase in total revenue was attributable to an increase of $8.3 million, or 14%, in sales and rentals of the lymphedema product line, and an increase of $3.9 million, or 90%, in sales of the airway clearance product line compared to the fourth quarter of 2021.

Gross profit in the fourth quarter of 2022 increased $7.3 million, or 16%, to $52.1 million, compared to $44.8 million in the fourth quarter of 2021. Gross margin was 70.5% of revenue, compared to 72.6% of revenue in the fourth quarter of 2021. Non-GAAP gross margin was 71.2% of revenue, compared to 73.3% of revenue in the fourth quarter of 2021.

Operating expenses in the fourth quarter of 2022 increased $3.2 million, or 8%, to $44.2 million, compared to $41.0 million in the fourth quarter of 2021.

Operating income was $7.9 million in the fourth quarter of 2022, compared to $3.8 million in the fourth quarter of 2021. Non-GAAP operating income in the fourth quarter of 2022 was $9.5 million, compared to $6.4 million in the fourth quarter of 2021.

Other expense was $1.0 million in the fourth quarter of 2022, compared to $0.4 million in the fourth quarter of 2021.

Income tax expense was $2.3 million in the fourth quarter of 2022, compared to $10.9 million in the fourth quarter of 2021.

Net income in the fourth quarter of 2022 was $4.6 million, or $0.23 per diluted share, compared to net loss of $7.5 million, or $0.38 per diluted share, in the fourth quarter of 2021. Non-GAAP net income in the fourth quarter of 2022 was $5.9 million, compared to non-GAAP net loss $5.5 million in the fourth quarter of 2021.

Weighted average shares used to compute diluted net income (loss) per share were 20.3 million and 19.8 million for the fourth quarters of 2022 and 2021, respectively.

Adjusted EBITDA was $12.1 million in the fourth quarter of 2022, compared to $9.5 million in the fourth quarter of 2021.

Full Year 2022 Financial Results:

Total revenue for the twelve months ended December 31, 2022, increased $38.7 million, or 19%, to $246.8 million, compared to $208.1 million for the twelve months ended December 31, 2021. The increase in revenue was attributable to an increase of $29.4 million in sales of the airway clearance product line, and an increase of $9.4 million, or 5%, in sales and rentals of the lymphedema product line.

Net loss for the twelve months ended December 31, 2022, was $17.9 million, or $0.89 per diluted share, compared to $11.8 million, or $0.60 per diluted share, for the twelve months ended December 31, 2021. Non-GAAP net loss for the twelve months ended December 31, 2022, was $3.6 million, compared to $6.5 million for the twelve months ended December 31, 2021.

Weighted average shares used to compute diluted net loss per share were 20.1 million and 19.8 million for the twelve months ended December 31, 2022 and 2021, respectively.

Adjusted EBITDA was $18.3 million in the twelve months ended December 31, 2022, compared to $17.7 million in the twelve months ended December 31, 2021.

Balance Sheet Summary

As of December 31, 2022, the Company had $21.9 million in cash and cash equivalents and $49.0 million of outstanding borrowings under its credit agreement, compared to $28.2 million in cash and cash equivalents and $55.0 million of outstanding borrowings under its credit agreement as of December 31, 2021.

2023 Financial Outlook

The Company expects full year 2023 total revenue in the range of $269.0 million to $273.0 million, representing growth of approximately 9% to 11% year-over-year, compared to total revenue of $246.8 million in 2022.

Conference Call

Management will host a conference call at 8:00 a.m. Eastern Time on February 21, 2023, to discuss the results of the quarter and the fiscal year with a question-and-answer session. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13736241. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13736241. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic pulmonary disease by helping them live better and care for themselves at home. The company collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the impacts of inflation, rising interest rates or a recession; the adequacy of the Company’s liquidity to pursue its business objectives; the Company’s ability to obtain reimbursement from third-party payers for its products; adverse economic conditions or intense competition; price increases for supplies and components; wage and component price inflation; loss of a key supplier; entry of new competitors and products; compliance with and changes in federal, state and local government regulation; loss or retirement of key executives, including prior to identifying a successor; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; the impacts of the COVID-19 pandemic on the Company’s business, financial condition and results of operations, and the Company’s inability to mitigate such impacts; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income (loss), and non-GAAP net income (loss), which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Adjusted EBITDA in this release represents net income or loss, plus interest expense, net, or less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense, plus impairment charges and inventory write-offs, plus acquisition costs, plus litigation defense costs, plus or minus the change in fair value of earn-out, and plus executive transition costs. Non-GAAP gross profit in this release represents gross profit plus non-cash intangible amortization expense, inventory write-offs, and inventory purchase price adjustments. Non-GAAP gross margin in this release represents non-GAAP gross profit divided by revenue. Non-GAAP operating income (loss) in this release represents operating income (loss) adjusted for non-cash intangible amortization expense, inventory write-offs, inventory purchase price adjustments, acquisition costs and expenses, change in fair value of earn-out, litigation defense costs and executive transition expenses. Non-GAAP net income (loss) represents net income (loss) adjusted for non-cash intangible amortization expense, inventory write-offs, inventory purchase price adjustments, acquisition costs and expenses, change in fair value of earn-out, litigation defense costs and executive transition expenses and adjusted for the income tax effect on reconciling items. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures are included in this press release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

The non-GAAP financial measures presented in this release should not be considered as an alternative to, or superior to, their respective GAAP financial measures, as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Consolidated Balance Sheets
	December 31,	December 31,
(In thousands, except share and per share data)	2022	2021
Assets
Current assets
Cash and cash equivalents	$21,929	$28,229
Accounts receivable	54,826	49,478
Net investment in leases	16,130	12,482
Inventories	23,124	19,217
Prepaid expenses and other current assets	3,754	4,141
Total current assets	119,763	113,547
Non-current assets
Property and equipment, net	6,077	6,750
Right of use operating lease assets	21,322	23,984
Intangible assets, net	50,375	54,081
Goodwill	31,063	31,063
Accounts receivable, non-current	23,061	12,847
Other non-current assets	3,335	1,998
Total non-current assets	135,233	130,723
Total assets	$254,996	$244,270
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$9,984	$5,023
Note payable	2,968	2,960
Earn-out, current	13,050	3,250
Accrued payroll and related taxes	17,100	12,139
Accrued expenses	9,240	5,262
Income taxes payable	2,336	16
Operating lease liabilities	2,500	2,506
Other current liabilities	7,152	3,305
Total current liabilities	64,330	34,461
Non-current liabilities
Revolving line of credit, non-current	24,916	24,857
Note payable, non-current	20,979	26,933
Earn-out, non-current	—	2,950
Accrued warranty reserve, non-current	2,207	3,108
Income taxes payable, non-current	298	348
Operating lease liabilities, non-current	20,866	23,354
Deferred income taxes	—	32
Total non-current liabilities	69,266	81,582
Total liabilities	133,596	116,043

Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of December 31, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 20,252,677 shares issued and outstanding as of December 31, 2022; 19,877,786 shares issued and outstanding as of December 31, 2021	20	20
Additional paid-in capital	131,001	119,962
(Accumulated deficit) retained earnings	(9,621)	8,245
Total stockholders’ equity	121,400	128,227
Total liabilities and stockholders’ equity	$254,996	$244,270

Tactile Systems Technology, Inc.
Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands, except share and per share data)	2022	2021	2022	2021
Revenue
Sales revenue	$63,365	$53,699	$211,345	$177,914
Rental revenue	10,535	8,029	35,440	30,143
Total revenue	73,900	61,728	246,785	208,057
Cost of revenue
Cost of sales revenue	18,253	13,797	59,619	50,222
Cost of rental revenue	3,550	3,121	11,190	9,622
Total cost of revenue	21,803	16,918	70,809	59,844
Gross profit
Gross profit - sales revenue	45,112	39,902	151,726	127,692
Gross profit - rental revenue	6,985	4,908	24,250	20,521
Gross profit	52,097	44,810	175,976	148,213
Operating expenses
Sales and marketing	27,083	24,826	106,418	86,775
Research and development	2,139	1,774	7,088	5,659
Reimbursement, general and administrative	13,427	14,000	60,796	56,802
Intangible asset amortization and earn-out	1,598	445	14,432	739
Total operating expenses	44,247	41,045	188,734	149,975
Income (loss) from operations	7,850	3,765	(12,758)	(1,762)
Other expense	(950)	(377)	(2,715)	(531)
Income (loss) before income taxes	6,900	3,388	(15,473)	(2,293)
Income tax expense	2,279	10,883	2,393	9,518
Net income (loss)	$4,621	$(7,495)	$(17,866)	$(11,811)
Net income (loss) per common share
Basic	$0.23	$(0.38)	$(0.89)	$(0.60)
Diluted	$0.23	$(0.38)	$(0.89)	$(0.60)
Weighted-average common shares used to compute net income (loss) per common share
Basic	20,204,479	19,790,838	20,067,969	19,719,485
Diluted	20,293,825	19,790,838	20,067,969	19,719,485

Tactile Systems Technology, Inc.
Consolidated Statements of Cash Flows

	Year Ended December 31,
(In thousands)	2022	2021
Cash flows from operating activities
Net loss	$(17,866)	$(11,811)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,268	3,681
Deferred income taxes	(32)	10,230
Stock-based compensation expense	9,600	10,173
Loss on disposal of property and equipment and intangibles	20	20
Change in fair value of earn-out liability	11,850	(200)
Changes in assets and liabilities, net of acquisition:
Accounts receivable	(5,348)	(5,629)
Net investment in leases	(3,648)	(1,774)
Inventories	(3,907)	972
Income taxes	2,270	(2,294)
Prepaid expenses and other assets	(950)	(1,489)
Right of use operating lease assets	168	614
Accounts receivable, non-current	(10,214)	(3,414)
Accounts payable	4,961	826
Accrued payroll and related taxes	4,961	551
Accrued expenses and other liabilities	7,076	2,175
Net cash provided by operating activities	5,209	2,631
Cash flows from investing activities
Payments related to acquisition	—	(79,829)
Purchases of property and equipment	(1,780)	(2,103)
Proceeds from sale of property and equipment	11	—
Intangible assets expenditures	(140)	(252)
Net cash used in investing activities	(1,909)	(82,184)
Cash flows from financing activities
Proceeds from issuance of note payable	—	30,000
Proceeds from revolving line of credit	—	25,000
Payment on earn-out	(5,000)	—
Payments on note payable	(6,000)	—
Payments of deferred debt issuance costs	(39)	(188)
Taxes paid for net share settlement of performance and restricted stock units	—	(1,173)
Proceeds from exercise of common stock options	153	3,976
Proceeds from the issuance of common stock from the employee stock purchase plan	1,286	2,312
Net cash (used in) provided by financing activities	(9,600)	59,927
Net decrease in cash and cash equivalents	(6,300)	(19,626)
Cash and cash equivalents – beginning of period	28,229	47,855
Cash and cash equivalents – end of period	$21,929	$28,229

Supplemental cash flow disclosure
Cash paid for interest	$2,186	$130
Cash paid for taxes	$44	$1,593
Capital expenditures incurred but not yet paid	$38	$23

The following table summarizes revenue by product line for the three and twelve months ended December 31, 2022 and 2021:

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands)	2022	2021	2022	2021
Revenue
Lymphedema products	$65,764	$57,445	$212,266	$202,913
Airway clearance products	8,136	4,283	34,519	5,144
Total	$73,900	$61,728	$246,785	$208,057

Percentage of total revenue
Lymphedema products	89%	93%	86%	98%
Airway clearance products	11%	7%	14%	2%
Total	100%	100%	100%	100%

The following table contains a reconciliation of gross margin to non-GAAP gross margin:

Tactile Systems Technology, Inc.
Reconciliation of Gross Margin to Non-GAAP Gross Margin
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands)	2022	2021	2022	2021
Revenue	$73,900	$61,728	$246,785	$208,057

Gross profit, as reported	$52,097	$44,810	$175,976	$148,213
Gross margin, as reported	70.5%	72.6%	71.3%	71.2%
Reconciling items affecting gross margin:
Non-cash intangible amortization expense	$314	$308	$1,247	$412
Inventory write-offs	215	—	215	588
Inventory purchase price adjustments	—	150	—	200
Non-GAAP gross profit	$52,626	$45,268	$177,438	$149,413
Non-GAAP gross margin	71.2%	73.3%	71.9%	71.8%

The following table contains a reconciliation of GAAP operating income (loss) to non-GAAP operating income:

Tactile Systems Technology, Inc.
Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Operating Income
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands)	2022	2021	2022	2021
GAAP operating income (loss)	$7,850	$3,765	$(12,758)	$(1,762)
Reconciling items affecting operating income (loss):
Non-cash intangible amortization expense impacting gross profit	$314	$308	$1,247	$412
Inventory write-offs	215	—	215	588
Inventory purchase price adjustments	—	150	—	200
Non-cash intangible amortization expense impacting operating expenses	646	645	2,582	939
Acquisition costs & expenses	—	112	—	886
Change in fair value of earn-out	952	(200)	11,850	(200)
Litigation defense costs	(447)	1,318	2,830	3,669
Executive transition expenses	(10)	340	280	526
Non-GAAP operating income:	$9,520	$6,438	$6,246	$5,258

The following table contains a reconciliation of GAAP net income (loss) to non-GAAP net income (loss):

Tactile Systems Technology, Inc.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands)	2022	2021	2022	2021
GAAP net income (loss)	$4,621	$(7,495)	$(17,866)	$(11,811)
Reconciling items affecting net income (loss):
Non-cash intangible amortization expense impacting gross profit	$314	$308	$1,247	$412
Inventory write-offs	215	—	215	588
Inventory purchase price adjustments	—	150	—	200
Non-cash intangible amortization expense impacting operating expenses	646	645	2,582	939
Acquisition costs & expenses	—	112	—	886
Change in fair value of earn-out	952	(200)	11,850	(200)
Litigation defense costs	(447)	1,318	2,830	3,669
Executive transition expenses	(10)	340	280	526
Income tax expense on reconciling items*	(418)	(668)	(4,751)	(1,755)
Non-GAAP net income (loss)	$5,873	$(5,490)	$(3,613)	$(6,546)
* The effect of income tax on the reconciling items is estimated using the Company's effective statutory tax rate.

The following table contains a reconciliation of net income (loss) to Adjusted EBITDA for the three and twelve months ended December 31, 2022 and 2021, as well as the dollar and percentage change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA
(Unaudited)

	Three Months Ended		Increase		Year Ended		Increase
	December 31,		(Decrease)		December 31,		(Decrease)
(Dollars in thousands)	2022	2021	$	%	2022	2021	$	%
Net income (loss)	$4,621	$(7,495)	$12,116	(162)%	$(17,866)	$(11,811)	$(6,055)	51%
Interest expense, net	950	378	572	151%	2,728	499	2,229	N.M.
Income tax expense	2,279	10,883	(8,604)	(79)%	2,393	9,518	(7,125)	(75)%
Depreciation and amortization	1,597	1,531	66	4%	6,267	3,681	2,586	70%
Stock-based compensation	1,919	2,470	(551)	(22)%	9,600	10,173	(573)	(6)%
Impairment charges and inventory write-offs	215	—	215	—%	215	588	(373)	(63)%
Acquisition costs	—	262	(262)	(100)%	—	1,086	(1,086)	(100)%
Change in fair value of earn-out	952	(200)	1,152	N.M.	11,850	(200)	12,050	N.M.
Litigation defense costs	(447)	1,318	(1,765)	(134)%	2,830	3,669	(839)	(23)%
Executive transition costs	(10)	340	(350)	(103)%	280	526	(246)	(47)%
Adjusted EBITDA	$12,076	$9,487	$2,589	27%	$18,297	$17,729	$568	3%

Investor Inquiries:

Mike Piccinino, CFA

ICR Westwicke

443-213-0500

investorrelations@tactilemedical.com